EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION and RELEASE AGREEMENT (“Agreement”) is entered into by and between Carlyn D. Solomon (“Executive”) and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”).  To wit, the Parties agree as follows:

1.	Executive’s active employment by the Company shall terminate effective November 19, 2016 (Executive’s “Effective Termination Date”). Except as specifically provided by this Agreement, any indemnification, insurance, benefits or equity plan or agreement or in any other non-employment agreement that may exist between the Company and Executive, Executive agrees that the Company shall have no other obligations or liabilities to him following his Effective Termination Date and that his receipt of the severance benefits provided herein (“Severance Benefits”) shall constitute a complete settlement, satisfaction and waiver of any and all claims he may have against the Company.

2.	Executive further submits, and the Company hereby accepts, his resignation as an employee, officer and director, as of his Effective Termination Date for any position he may hold. The Parties agree that this resignation shall apply to all such positions Executive may hold with the Company or any parent, subsidiary or affiliated entity thereof. Executive agrees to execute any documents needed to effectuate such resignation. Executive further agrees to take whatever steps as are necessary to facilitate and ensure the smooth transition of his duties and responsibilities to others.

3.	Subject to the terms of this Agreement, the Employment Agreement between Executive and the Company dated October 3, 2014 (“Employment Agreement”), and provided that Executive (a) signs and returns this Agreement to the Company within twenty-one (21) days after the Executive’s receipt thereof, (b) signs and returns to the Company the Supplemental Release attached as Exhibit A to this Agreement (the “Supplemental Release”) within twenty-one (21) days after (but not before) the Effective Termination Date, (c) does not revoke this Agreement or the Supplemental Release, and (d) does not accept another offer of employment or otherwise enter into an employment agreement with another employer prior to the Effective Termination Date, the Company agrees to pay Executive the severance payments set forth in Paragraph 16 of the Employment Agreement, payable in accordance with Paragraph 17 of the Employment Agreement.

4.	The Company further agrees to provide Executive with limited out-placement counseling with a company of the Company’s choice provided that Executive participates in such counseling immediately following termination of employment. Notwithstanding anything in this Section 4 to the contrary, the out-placement counseling shall not be provided after December 31, 2017.

5.	Starting from the Effective Termination Date, the Company shall arrange for Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for Executive (including any required active employee contribution) immediately prior to such Effective Termination Date, in the health and similar welfare benefits provided to Executive until the earlier of (i) the end of the 12 month period beginning on the Effective Termination Date, or (ii) such time as Executive is eligible to be covered by comparable benefits of a subsequent employer. Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any health or welfare plans of another employer. Provided that Executive timely elects COBRA coverage, the Company shall pay the Executive as an additional monthly severance benefit an amount equal to the Company portion of the health premiums for, and during the period of, such coverage.

6.	It is contemplated by the parties that Executive will perform services prior to the Effective Termination Date such that he will not have a “separation from service” for purposes of Code Section 409A prior to November 19, 2016.

7.	In exchange for the foregoing Severance Benefits, Carlyn D. Solomon on behalf of himself, his heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hill-Rom Holdings, Inc., (ii) its parent, subsidiary or affiliated entities, (iii) in such capacity, all of their present or former directors, officers, employees, shareholders, and agents, as well as, (iv) all predecessors, successors and assigns thereof, from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Agreement.

8.	Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. §1514,A et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or termination of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

9.	Intentionally Omitted.

10.	Executive agrees that with his release of claims in this Agreement and notwithstanding his rights set forth in Section 24 below, he has waived any right he may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by him in this Agreement. For example, Executive waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Executive, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency.

11.	The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims. Accordingly, Executive hereby acknowledges that:

(a)	He has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement and releases and waives claims hereunder knowingly and voluntarily;

(b)	The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which he would have otherwise been legally entitled;

(c)	Prior to signing this Agreement, Executive had been advised, and is being advised by this Agreement, to consult with an attorney of his choice (at his cost) concerning its terms and conditions before signing it; and

(d)	He has been offered at least twenty-one (21) days within which to review and consider this Agreement.

12.	The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Agreement, thereby forfeiting Executive’s right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety. Executive further understands and agrees that his execution of the Supplemental Release within twenty-one (21) days after (but not before) the Effective Termination Date, without revocation thereof as provided therein, is among the conditions precedent to the Company’s obligation to pay the Severance Benefits under this Agreement and the Employment Agreement.

13.	The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Executive’s rights or claims that may arise after he signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Executive may have under any Company sponsored Deferred Compensation Program, Executive Life Insurance Bonus Plan, Stock Grant Award, Stock Option Grant, Restricted Stock Unit Award, Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the date of his termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

14.	Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Executive’s rights with respect to any vested benefits, any rights he has to benefits which cannot be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Executive may have under any indemnification agreement he has with the Company prior to the date hereof, any rights he has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

15.	Executive acknowledges that his termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program.

16.	Executive hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in the Employment Agreement, including but not limited to, the non-compete, trade secret and confidentiality provisions. Executive acknowledges that a copy of the Employment Agreement has been attached to this Agreement as Exhibit B or has otherwise been provided to him and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof (including, for the avoidance of doubt, but not limited to, Paragraphs 2 and 44) shall be incorporated herein by reference. Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company’s legitimate business interests. Executive hereby affirmatively waives any claim or defense to the contrary.

17.	Executive acknowledges that the Company as well as its parent, subsidiary and affiliated companies (“Companies” herein) possess, and he has been granted access to, certain trade secrets as well as other confidential and proprietary information that they have acquired at great effort and expense. Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or, prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business (collectively referred to herein as “Confidential Information”).

18.	Executive agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company. Except as may be expressly authorized by the Company in writing, as provided in Section 24 below, or as may be required by law after providing due notice thereof to the Company, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person. The Parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of Executive or other wrongdoing. The foregoing shall not apply to information that the Executive is required to disclose by applicable law, regulation or legal process (provided that except as otherwise provided in Section 24 below, the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

19.	On or before Executive’s Effective Termination Date or per the Company’s request, and except as otherwise provided in Section 24 below, Executive agrees to return the original and all copies of all things in his possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that he received, prepared, helped prepare, or directed preparation of in connection with his employment with the Company. Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Executive’s pay, benefits or other rights of employment such as pay stubs, W-2 forms, 401(k) plan summaries, benefit statements, etc. Additionally, Executive may retain his address books to the extent they only contain contact information.

20.	Executive hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments, so long as the deduction is not taken from nonqualified deferred compensation under the definition of Code Section 409A, the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Executive’s behalf (e.g., payment of any outstanding credit card bill).

21.	Except as otherwise provided in Section 24 below, Executive agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Executive’s knowledge or former area of responsibility (including after the Effective Termination Date). Executive agrees to immediately notify the Company, through the Office of the General Counsel, in the event he is contacted by any outside attorney (including paralegals or other affiliated parties) with regard to matters related to his employment with the Company unless (i) the Company is represented by the attorney, (ii) Executive is represented by the attorney for the purpose of protecting his personal interests, (iii) except as otherwise provided in Section 24 below, or (iv) the Company has been advised of and has approved such contact. Executive agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony. The Company agrees to reimburse Executive for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

22.	Except as otherwise provided in Section 24 below, Executive agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its employees, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities. Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Executive, the Company agrees not to provide any information, and the senior officers shall not make any written or oral statement, that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Executive. The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or the Executive from providing truthful information in response to any court order, discovery request, subpoena or other lawful request, rebutting statements by others or making normal competitive-type statements.

23.	Intentionally omitted.

24.	Notwithstanding anything in this Agreement or in the Employment Agreement to the contrary, nothing in this Agreement or the Employment Agreement prohibits the Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law. For the avoidance of doubt, nothing contained herein or in the Employment Agreement is intended, or shall be construed, to limit Executive’s ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority. In addition, U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (1) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement or in the Employment Agreement limits or otherwise affects any such rights.

25.	In the event that Executive breaches or threatens to breach any provision of this Agreement, he agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company subject to the foregoing General Release, Executive agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

26.	Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Executive shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief. In the event Executive is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys’ fees.

27.	Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Executive’s employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Executive, both Parties having expressly denied any such liability or wrongdoing.

28.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

29.	The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

30.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.

31.	Executive represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s Executives, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

32.	This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination or any other surviving obligations contained in the Employment Agreement, any obligations contained in an existing and valid Indemnity Agreement or Change in Control Agreement or any obligation contained in any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY.  THIS SEPARATION AND RELEASE
AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
 KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

Carlyn D. Solomon	Hill-Rom Holdings, Inc.

Signed: /s/ Carlyn Solomon Printed: Carlyn Solomon Dated: 8/3/2016	By: /s/ John Greisch Title: President & Chief Executive Officer Dated: 8/3/2016

Exhibit A

SUPPLEMENTAL RELEASE

THIS SUPPLEMENTAL RELEASE (“Release”) is entered into by and between Carlyn D. Solomon (“Executive”) and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”) in accordance with the Separation and Release Agreement between the Company and the Executive dated as of August 3, 2016 (the “Agreement”). Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement. To wit, the Parties agree as follows:

1.
Executive understands and agrees that the Executive’s execution of this Release within twenty-one (21) days after (but not before) the Effective Termination Date, without revocation thereof as provided herein, is among the conditions precedent to the Company’s obligation to provide any of the Severance Benefits set forth in the Agreement. The Company will provide such payments or benefits in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.

2.
In exchange for the Severance Benefits, Carlyn D. Solomon on behalf of himself, his heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hill-Rom Holdings, Inc., (ii) its parent, subsidiary or affiliated entities, (iii) in such capacity, all of their present or former directors, officers, employees, shareholders, and agents, as well as, (iv) all predecessors, successors and assigns thereof, from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Release.

3.
Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Executive may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. §1514A et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or termination of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

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4.
The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims. Accordingly, Executive hereby acknowledges that:

(a)	He has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement and releases and waives claims hereunder knowingly and voluntarily;

(b)	The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which he would have otherwise been legally entitled;

(c)
Prior to signing this Release, Executive had been advised, and is being advised by this Release, to consult with an attorney of his choice (at his cost) concerning its terms and conditions before signing it; and

(d)	He has twenty-one (21) days within which to review and consider this Release.

5.
The Parties agree that this Release shall not become effective and enforceable until seven (7) calendar days after its execution by Executive. Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Release, thereby forfeiting Executive’s right to receive any Severance Benefits provided under the Agreement and rendering this Release and the Agreement null and void in its entirety.

6.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Executive’s rights or claims that may arise after he signs this Release. It is further understood by the Parties that nothing in this Release shall affect any rights Executive may have under any Company sponsored Deferred Compensation Program, Executive Life Insurance Bonus Plan, Stock Grant Award, Stock Option Grant, Restricted Stock Unit Award, Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the date of his termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

7.
Similarly, notwithstanding any provision contained herein to the contrary, this Release shall not constitute a waiver or release or otherwise affect Executive’s rights with respect to any vested benefits, any rights he has to benefits which cannot be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Executive may have under any indemnification agreement he has with the Company prior to the date hereof, or any rights he has as a shareholder.

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8.
Notwithstanding anything in this Release to the contrary, nothing in this Release prohibits the Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

Carlyn D. Solomon	Hill-Rom Holdings, Inc.

Signed:	Signed:
Printed:	Title:
Dated:	Dated:

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Exhibit B

Copy of Employment Agreement

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